HS DENT INVESTMENT MANAGEMENT, LLC

CODE OF ETHICS

PREAMBLE

As an investment advisor we have a fiduciary duty to perform advisory services on our clients’ behalf in a manner that is always in their best interest.  The cornerstone of our Code of Ethics is based on this fiduciary premise.  This Code will set forth the fundamental principles of conduct and professionalism expected by all employees, officers or directors in discharging their duties.  It is not to be considered an all-inclusive document, but a value-laden guide committing such persons to uphold the highest ethical standards, rooted in the most elementary maxim, “Do the right thing!”

The objectives of our Code of Ethics are to deter inappropriate behavior and promote:

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Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

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Full, fair, and accurate disclosure in reporting documents with the appropriate regulatory jurisdiction(s) and in any other public communications made by HS Dent.

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Compliance with applicable governing laws, rules and regulations.

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Prompt internal reporting of any violations to the Code of Ethics.

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Accountability for adherence to our Code of Ethics.

CORE VALUES

Our employees, officers or directors are expected to apply and uphold the following core values, which are the foundation of our unique purpose and perspective:

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Integrity

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Competence

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Objectivity

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Confidentiality

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Fairness

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Diligence

ETHICAL PRINCIPALS

The following broad ethical principles are based on our core values of integrity, competence, objectivity, confidentiality, fairness and diligence.  These principles set forth ideals to which all employees, officers or directors should aspire.

Value 1:  INTEGRITY.

Ethical Principal:  You shall behave in a trustworthy manner.

Integrity is the cornerstone for sound judgment and establishing trust with a client.  Integrity demands honesty and candor, which must not be subordinated to personal gain and advantage.  Integrity cannot co-exist with deceit or subordination of one’s principles.

Acting with integrity is not only the responsibility of those persons that may have been placed by clients in positions of trust and confidence; such responsibility is directed to all employees, officers or directors.  You are to continually be aware of our mission, values, ethical principles and standards, and perform your duties in such a manner that are not only compliant with the letter but also the spirit of this Code of Ethics.

Value 2:  COMPETENCE.

Ethical Principal:  You shall engage only in those services for which you have the necessary knowledge, skills and experience.

We are all finite beings; you must be aware of your personal limitations.  Competence is recognizing one’s level of expertise and only providing service within those boundaries, or only after taking reasonable steps to acquire that level of knowledge, skill or experience, offer such service.  You will endeavor to improve your proficiency and commitment to learn and increase your professional knowledge.

Value 3:  OBJECTIVITY.

Ethical Principal:  You shall act without prejudice or bias, and labor in good faith for the best interest of all persons.

Objectivity requires you to act impartially where your behavior towards others is unaffected by your personal feelings.  You must protect the integrity of your work, maintain objectivity, and avoid subordination of your judgment that would violate this Code of Ethics.  You will endeavor to avoid circumstances where a conflict of interest might exist.  If unavoidable, whenever possible, make full disclosure of such conflict(s).

Value 4:  CONFIDENTIALITY.

Ethical Principal:  You shall respect the confidentiality of any information entrusted to, or obtained in the course of, your business or professional activities.

Confidentiality is having another’s confidence where you are entrusted with their private affairs.  Confidence implies full trust and belief that one is a reliable person worth to keep matters private.  As an employee, officer or director, you are to maintain at all time the confidentiality of others. You are not to share confidential information with anyone, including family and friends, or with other employees who do not need the information to carry out their duties.  You are only to use such confidential information for the business purpose intended.

Value 5:  FAIRNESS

Ethical Principal:  You shall perform your duties in a manner that is fair, just and reasonable to all persons.

To be fair requires your decisions to be free from bias, dishonesty, or injustice and to fully disclose any conflicts of interest.  Fairness is treating others in the same fashion that you would want to be treated.  You are not to take advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing.  To do so would violate this Code of Ethics.

Value 6:  DILIGENCE

Ethical Principal:  You shall proceed with patience, timeliness, and consistency, and do so in a prompt and thorough manner in the service of others.

Diligence is making a constant and earnest effort to attain a given objective.  You are to strive for, in this case, a distinguished record of professional service.

ETHICAL STANDARDS

The following ethical standards cover a wide range of business practices and procedures relevant to the professional activities of all employees, officers and directors.  It does not cover every issue that may arise, but it does stipulate basic principals to guide you in performing your duties.  Should an unforeseen situation arise where a policy in our Code conflicts with a law, the law will take precedence over our Code – you must comply with the law and conduct yourself accordingly!

Those who violate the standards specified in this Code of Ethics will be subject to disciplinary action, up to and including termination of employment.  Those situations where you believe could violate or lead to a violation of this Code; we have identified guidelines under “Determining Illegal or Unethical Behavior” to assist with making that determination.

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COMPLIANCE WITH LAWS, RULES AND REGULATIONS

We operate in a highly regulated environment, both at the federal and state levels where compliance with these rules and regulations play a major role in our success.  You are expected to be aware of your compliance responsibilities; and in the case of doubt to the applicability of any law, rule or regulation regarding any contemplated course of action, you are expected to seek guidance from your manager or other appropriate person on how to handle the situation.  A good rule of thumb for you to follow is, “If in doubt on a course of action, ask first and act later.”

To ensure you are well informed of your responsibility, we make available our Written Policies & Procedures Manual and hold regular training to promote compliance and understanding of the applicability of any law, rule or regulation.

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CONFLICTS OF INTEREST

As a fiduciary, we have an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of our clients.  A “conflict of interest” exists when personal interests interfere with this responsibility.  A conflict situation can arise when you take action or have interests that may make it difficult to perform your work of behalf of others objectively and efficiently.  Conflicts can also exist when members of your family receive undisclosed, improper benefits as a result of your position within our firm.  Compliance with this standard can be achieved by trying to avoid conflicts of interest, and where unavoidable, fully disclosing all material facts concerning such conflicts and resolving those issues before taking any action.

Conflicts of interest are prohibited as a matter of firm policy, except when approved by the President or Chief Compliance Officer.  Conflicts of interest may not always be obvious, if you should have any questions, you should consult your manager or other appropriate person.

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INSIDER TRADING

It is both unethical and illegal to buy, sell, trade or otherwise participate in securities transactions while in possession of material information concerning those companies in which such transactions are being made, or to “tip” others who might make an investment decision on the basis of such information, when such information has yet to have been released to the general public.  If you have, or could have, access to confidential material information, you are not permitted to use or share that information for securities trading purposes or for any other purpose except in fulfilling your obligations and duties with the firm.  You are expected to familiarize yourself with our Insider Trading Policy Agreement and sign that you understand and are in full agreement with such Policy.

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CORPORATE OPPORTUNITIES

You are prohibited from taking for yourself personal opportunities that would not have otherwise been discovered except through your position with our firm.  You are not to use corporate property, information, or position for improper personal gain.  You are duty-bound to our firm to forward legitimate interest when the opportunity to do so arises.

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FAIR DEALING

We seek to outperform our competition fairly and honestly.  Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of our firm is prohibited.  You will endeavor to respect the rights of and deal fairly with all persons whether affiliated or unaffiliated with our firm.

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GIFTS AND ENTERTAINMENT

The purpose of gifts and entertainment in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage.  Inappropriate gifts, favors, entertainment, special accommodations, or other things of material value could create a conflict of interest, in that, by accepting an inappropriate gift from a client could influence your decision-making, and likewise, by giving an inappropriate gift to a client might cause them to unjustly feel beholden to the firm.

No gift or entertainment should be offered, given, provided or accepted by you in connection with the firm’s advisory business unless it has first been pre-approved by your manager or other appropriate person.

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Gifts.  You are not to accept any gift, service, or other thing of more than $100.00 in value from any person or entity that does business with or on behalf of our firm.  Likewise, you are not to give or offer any gift, service, or other thing of more than $100.00 in value to any existing clients, prospective clients, or any entity that does business with or on behalf of our firm.

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Cash.  You may not give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of our firm.

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Entertainment.  You may not provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any entity that does business or seeks to do business with or on behalf of our firm.  You may provide, or accept, tickets to a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person providing the entertainment is present.

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RECORDKEEPING

We require honest and accurate recording and reporting of information in order to make responsible business decisions.  We expect you, consistent with your individual authority and duties, to maintain our books, records, accounts, and financial statements in reasonable detail, and to appropriately reflect our transactions in conformity with applicable legal requirements and to our system of internal controls.

Business records and communications often become public, and you should avoid exaggerations, derogatory remarks, guesswork, or inappropriate characterization of people and companies that can be misunderstood.  This equally applies to formal reports, internal memos, and e-mail.  Records should always be retained or destroyed according to our record retention policies.

For more information on the recordkeeping requirements for this Code of Ethics, please refer to the Books & Records section of the Written Policies & Procedures Manual.

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PERSONAL SECURITIES TRANSACTIONS

Transactions for clients shall take precedence over transactions in securities or other investments of which you are a beneficial owner so that such personal transactions do not adversely affect clients’ interests.  If you make a recommendation regarding the purchase or sale of a security or other investment, your clients will be given first priority before you can personally act on your own behalf.

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Initial Public Offerings and Private Placements.  You are prohibited from investing in an Initial Public Offering (“IPO”) or any private placement, unless first authorized by your manager.  By not allowing such investment for your personal account will preclude any possibility that you have improperly profited from your position with our firm.  Most clients rarely have the opportunity to invest in these types of securities; and therefore, your investment in such securities offerings could raise questions as to whether you misappropriated any investment opportunity that should first be offered to eligible clients.

If your are a manager, you are to keep records of any decisions, and the reasons supporting the decisions, authorizing any person to directly or indirectly acquire beneficial ownership in any security in an IPO or a private placement.

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Watch List.  We will maintain a Watch List, defined as a current list of securities in which such trading and investment is subject to close scrutiny by your manager and the Chief Compliance Officer.  A security will be placed on the Watch List, if there is a known relationship between you and any issuer and the management of any issuer.   You are required to report any such relationships to your manager.  Although trading securities on the Watch List is not prohibited, each trade is subject to an addition review.

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Restricted Lists.  We will maintain a Restricted List consisting of a current list of securities in which you and/or client transactions are prohibited.  A security will be placed on the Restricted List if, at any time, it becomes known to the Chief Compliance Officer that you or any other employee, officer or director is in possession of material, non-public information.  You are required to report any material, non-public information you possess or are aware of to your manager to report to the Chief Compliance Officer.  A security will be deleted from the Restricted List once it is determined that the information we possess has been fully disseminated to the public, thus removing the necessity for the prohibition of trading in the security.  The Restricted List will be distributed to you and other affiliated persons each time a security is added to or deleted from the list.

You are to strictly adhere to our policies regarding personal securities transaction.  If you are defined as an “access person”, you are required to prepare securities holdings and transactions reports for a required period.  See “Persons Covered by the Code” under “Establish a Code of Ethics” in the “Trading Practices” section of the Written Polices & Procedures Manual for more information on the definition of access person.

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CONFIDENTIALITY

You are expected to exercise care in maintaining the confidentiality of any confidential information entrusted to you by us or our clientele, except where disclosure is authorized or legally mandated.  Confidential information includes all non-public information that might be of use to competitors, or otherwise harmful to us or our clientele.  The obligation to preserve confidential information continues even after employment or other service ends.

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PROTECTION AND PROPER USE OF HS DENT’S ASSETS

You should endeavor to protect assets of the firm and ensure their efficient use.  Our equipment should not be used for unapproved personal business, though incidental personal use may be permitted.  Any suspected incident of fraud or theft should be immediately reported for investigation as hereinafter described under caption “Reporting Illegal or Unethical Behavior”.

Your obligation to protect our assets includes all our proprietary information.  Proprietary information includes intellectual property such as trade secrets, trademarks and copyrights, as well as business, marketing and service plans, databases, records, salary information and any unpublished financial data and reports.  Unauthorized use or distribution of this information violates this Code.

DETERMINING ILLEGAL OR UNETHICAL BEHAVIOR

We must work to ensure prompt and consistent action against violations of this Code of Ethics.  However, there are instances where it is difficult to know if a violation has occurred.  Since we cannot anticipate every situation that will arise, it is important that we have a way to approach any new dilemma.  These are steps to consider when making that judgment call:

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Make sure you have all the facts.  In order to reach the right conclusion, you must be as informed as possible.

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Ask first, act later.  If you are unsure of what to do in a given situation, seek guidance before you act.

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Question your actions.  What specifically am I being asked to do?  Does it seem unethical or improper?  These questions will enable you to focus on the situation you are facing, and the alternatives you have.  Use your judgment and common sense; if something seems unethical or improper, it probably is.

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Clarify your responsibilities.  In most situations, there is shared responsibility.  Are your colleagues informed?  It may help to get others involved and discuss the problem.

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Discuss the problem with your manager.  This is the basic guidance for all situations.  In many cases, your manager will be more knowledgeable about how to address the problem.  Remember that it is your manager’s responsibility to assist with problem solving.

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Seek assistance from firm resources.  In the event that it is not appropriate to discuss an issue with your manager, or where you do not feel comfortable approaching your manager with your questions, you can discuss your problem with other managers, the Chief Compliance Officer or the President.

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Reporting violations.  You may report violations of our Code in confidence and without fear or retaliation.  If your situation requires that your identity be kept secret, your anonymity will be protected.

REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

You are required to report any illegal or unethical behavior in violation of this Code of Ethics to your manager or the Chief Compliance Officer.  Violations can also be reported to any manager, officer or director if your concerns are directly related to those persons in authority over you.  Any report of questionable conduct or violation will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.  All employees, officers or directors are expected to cooperate fully in internal investigations of misconduct.

You may submit a good faith concern regarding questionable conduct or suspected violation without fear of dismissal or retaliation.  We will not permit retaliation of any kind by our officers or directors against good faith reports or complaints of violations to this Code or other illegal or unethical conduct.

Adopted by the Compliance Department

November, 2006

Reviewed March, 2007